Filed Pursuant to Rule 424(b)(3)
File Number 333-136457

PROSPECTUS SUPPLEMENT NO. 12

to Prospectus dated October 31, 2006

(Registration Nos. 333-127938, 333-130577, 333-136457)

MICROMED CARDIOVASCULAR, INC.

This Prospectus Supplement No. 12 supplements our combined Prospectus dated October 31, 2006 (the “Prospectus”), Prospectus Supplement No. 1 dated December 1, 2006, Prospectus Supplement No. 2 dated March 19, 2007, Prospectus Supplement No. 3 dated May 1, 2007, Prospectus Supplement No. 4 dated May 15, 2007, Prospectus Supplement No. 5 dated May 25, 2007, Prospectus Supplement No. 6 dated June 12, 2007, Prospectus Supplement No. 7 dated May 15, 2007, Prospectus Supplement No. 8 dated August 15, 2007, Prospectus Supplement No. 9 dated October 3, 2007, Prospectus Supplement No. 10 dated October 31, 2007, and Prospectus Supplement No. 11 dated November 20, 2007. The shares of common stock and the shares of common stock issuable on the exercise of warrants that are covered by the Prospectus have been registered to permit their resale to the public by the selling stockholders named in the Prospectus. We will not receive any proceeds from the sale of the shares by the selling stockholders, except for funds received from the cash exercise of warrants held by selling stockholders, if and when exercised for cash. You should read this Prospectus Supplement No. 12 together with the Prospectus, Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3, Prospectus Supplement No. 4, Prospectus Supplement No. 5, Prospectus Supplement No. 6, Prospectus Supplement No. 7, Prospectus Supplement No. 8, Prospectus Supplement No. 9, Prospectus Supplement No. 10 and Prospectus Supplement No. 11.

This Prospectus Supplement No. 12 includes the attached reports, as set forth below, as filed by us with the Securities and Exchange Commission (the “SEC”).

•	Current Report on Form 8-K filed with the SEC on January 23, 2008.

Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol “MMCV.”

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement No. 12 is January 23, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 23, 2008

MICROMED CARDIOVASCULAR, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-51487	98-0228169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8965 Interchange Drive

Houston, Texas 77054

(Address of principal executive offices) (Zip Code)

(713) 838-9210

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

The company has reached a nonbinding agreement in principle with a potential investor to provide up to $10 million in financing to fund the company’s operations. The form of financing contemplated by the company and the potential investor is an unsecured convertible note. If the transaction closes, it would provide $1 million in immediate funding, with the remaining $9 million funded over a period of up to thirty months. The potential investor would have the option of converting the outstanding principle and interest due under the note into shares of the company’s common stock at a conversion rate of $0.02 per share. Conversion of amounts over $1 million would require an amendment to the company’s Certificate of Incorporation to increase the number of authorized shares of common stock, which is currently 100,000,000 shares. Unconverted amounts of principal would accrue interest at a rate of 7.5% per annum and be repaid over a 24-month period beginning February 2011. The closing of the transaction is subject to the completion of definitive documents and approval of the board of directors. While the company anticipates that the closing of this potential transaction could occur sometime between January 31 and March 31, 2008, the company can provide no assurance that the transaction will indeed close.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMED CARDIOVASCULAR, INC.
(Registrant)

/s/ ROBERT BENKOWSKI

Robert Benkowski,

Chief Executive Officer

DATE: January 23, 2008